TECHNE CORPORATION
                     RELEASES UNAUDITED THIRD QUARTER RESULTS
                             FOR FISCAL YEAR 2008

Minneapolis/April 29, 2008/--Techne Corporation's (NASDAQ: TECH) consolidated net earnings for the quarter ended March 31, 2008 increased 23.8% to $29.6 million or $.76 per diluted share compared with $23.9 million or $.60 per diluted share for the quarter ended March 31, 2007. For the nine months ended March 31, 2008, Techne's consolidated net earnings increased 22.7% to $76.3 million or $1.94 per diluted share compared with $62.2 million or $1.57 per diluted share for the nine months ended March 31, 2007.

Net earnings as a percentage of net sales improved to 40.2% for the nine months ended March 31, 2008 from 37.7% in the first nine months of last year. The improvement in net earnings was mainly due to increased consolidated net sales. The favorable impact on consolidated net earnings of the change in exchange rates used to convert foreign currencies (primarily British pound sterling and Euros) to U.S. dollars was $251,000 ($.006 per diluted share) for the quarter and $1.0 million ($.026 per diluted share) for the nine months ended March 31, 2008.

Consolidated net sales for the quarter and nine months ended March 31, 2008 were $69.5 million and $189.7 million, respectively. This was an increase of 15.5% and 14.9% from the quarter and nine months ended March 31, 2007, respectively. Consolidated net sales were favorably affected by the strength of foreign currencies as compared to the U.S. dollar. Excluding the effect of changes in foreign currency exchange rates, consolidated net sales increased 12.6% and 12.4% for the quarter ended and nine months ended March 31, 2008, respectively, from the comparable prior year periods.

Biotechnology net sales, which include sales by R&D Systems' Biotechnology Division, R&D Systems China and BiosPacific, were $45.1 million and $123.1 million, for the quarter and nine months ended March 31, 2008, increases of 15.2% and 13.5%, respectively. This improvement was primarily the result of increased volume, including shipments to diagnostic customers. The timing of diagnostic customer sales is not predictable and these sales increases are not necessarily indicative of future sales. Excluding the increased sales to diagnostic customers, Biotechnology net sales increased 13.2% and 12.6% for the quarter ended and nine months ended March 31, 2008, respectively, from the comparable prior year periods.

R&D Europe's net sales for the quarter and nine months ended March 31, 2008 were $20.2 million and $54.7 million, increases of 16.2% and 20.0%, respectively, from the same prior-year periods. R&D Europe's net sales increased 6.0% and 10.9% for the quarter and nine months ended March 31, 2008 when measured at currency rates in effect in the comparable prior periods. Hematology net sales for the quarter and nine months ended March 31, 2008 were $4.2 million and $11.8 million, increases of 14.8% and 7.7%, respectively, compared to the quarter and nine months ended March 31, 2007. The timing of shipments to OEM customers positively impacted Hematology sales results during the quarter ended March 31, 2008.

Tom Oland, President and Chief Executive Officer of Techne Corporation, said "Sales exceeded our expectations in all segments of our business and in nearly all product lines and geographical territories for the second straight quarter. The Easter holiday had much less impact on sales than we anticipated and we benefited from a large one-time $1.1 million sale to a diagnostic customer."

Mr. Oland added, "While improvement in recent market demand has allowed the Company to capitalize on its expanding product line and commitment to quality, we continue to believe that, given current market conditions, our long-term sales growth will be in a targeted range of 8% to 10%, excluding the effect of changes in exchange rates."

Consolidated gross margins were 79.7% and 79.4% for the quarter and nine months ended March 31, 2008, respectively, compared to 80.0% and 79.4% for the quarter and nine months ended March 31, 2007, respectively. Biotechnology gross margins decreased to 79.8% for both the quarter and nine months ended March 31, 2008 from 80.4% and 80.3% for the same prior-year periods mainly as a result of higher volume sales to diagnostic customers. The decrease in Biotechnology gross margins was partially offset by higher margins in Europe due to favorable exchange rates and changes in sales mix as a result of higher sales growth in the Biotechnology Division as compared to the sales growth in the lower margin Hematology Division.

Selling, general and administrative expenses for the quarter and nine months ended March 31, 2008 increased $1.8 million (24.4%) and $4.6 million (19.9%), respectively. These increases include wage and salary increases and the hiring of additional marketing and administrative personnel to support the Company's sales growth. The third quarter increase also resulted from increased legal fees of $559,000, additional profit sharing of $620,000, increased bad debt expense of $124,000, R&D China selling, and general and administrative expenses of $149,000.

Selling, general and administrative expenses for the nine months ended March 31, 2008 also increased because of additional profit sharing of $1.2 million, increased legal fees of $930,000, R&D China selling, general and administrative expenses of $392,000, the change in foreign currency exchange rates used to convert British pounds to U.S. dollars of $310,000, increased stock option expense of $196,000, and increased bad debt expense of $124,000.

The effective tax rates for the quarter and nine months ended March 31, 2008 were 31.2% and 32.7%, respectively, as compared to effective tax rates of 35.2% and 34.4%, respectively, from the same prior-year periods. Third quarter rates in both fiscal years were impacted by changes in state apportionment estimates. Without significant business developments, the Company expects its fiscal 2008 effective income tax rate to range from approximately 33.0% to 34.0%.

The Company repurchased approximately 437,000 shares of its common stock during the third quarter of fiscal 2008 for approximately $28.7 million. During fiscal 2008 and through March 31, 2008, the Company has repurchased approximately 758,000 shares of its common stock for approximately $49.3 million.

Forward Looking Statements:

This earnings release contains forward-looking statements within the meaning of the Private Litigation Reform Act. These statements, including the Company's expectations as to growth rates and income tax rates, involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in this release due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

                  *  *  *  *  *  *  *  *  *  *  *  *  *

Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has two subsidiaries, BiosPacific, Inc. (BiosPacific), located in Emeryville, California and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. R&D China and R&D Europe distribute biotechnology products.

Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          (612) 379-8854


                         TECHNE CORPORATION
               CONSOLIDATED STATEMENTS OF EARNINGS
               (In thousands, except per share data)
                            (Unaudited)
                                         QUARTER ENDED     NINE MONTHS ENDED
                                        ----------------  ------------------
                                        3/31/08  3/31/07   3/31/08   3/31/07
                                        -------  -------  --------  --------
Net sales                               $69,522  $60,197  $189,651  $165,057
Cost of sales                            14,146   12,019    39,001    33,970
                                        -------  -------  --------  --------
Gross margin                             55,376   48,178   150,650   131,087
                                        -------  -------  --------  --------

Operating expenses:
 Selling, general and administrative      8,994    7,229    27,729    23,126
 Research and development                 5,839    5,169    16,582    15,068
 Amortization of intangible assets          283      403       853     1,210
                                        -------  -------  --------  --------
      Total operating expenses           15,116   12,801    45,164    39,404
                                        -------  -------  --------  --------
Operating income                         40,260   35,377   105,486    91,683
                                        -------  -------  --------  --------
Other expense (income):
 Interest expense                            --       --        --     1,083
 Interest income                         (3,155)  (2,237)   (9,405)   (5,869)
 Other non-operating expense, net           423      767     1,565     1,680
                                        -------  -------  --------  --------
       Total other income                (2,732)  (1,470)   (7,840)   (3,106)
                                        -------  -------  --------  --------
Earnings before income taxes             42,992   36,847   113,326    94,789
Income taxes                             13,402   12,954    37,025    32,602
                                        -------  -------  --------  --------
Net earnings                            $29,590  $23,893  $ 76,301  $ 62,187
                                        =======  =======  ========  ========
Earnings per share:
 Basic                                  $  0.76  $  0.61  $   1.94  $   1.58
 Diluted                                $  0.76  $  0.60  $   1.94  $   1.57

Weighted average common
 shares outstanding:
 Basic                                   39,000   39,414    39,296    39,393
 Diluted                                 39,108   39,543    39,396    39,498



                          TECHNE CORPORATION
                     CONSOLIDATED BALANCE SHEETS
                           (In thousands)
                             (Unaudited)

                                               3/31/08   6/30/07
                                              --------  --------
ASSETS:
Cash and equivalents                          $162,849  $135,485
Short-term available-for-sale investments       42,947    29,289
Trade accounts receivable                       32,798    29,559
Other receivables                                1,407     1,407
Inventory                                       10,003     8,757
Other current assets                             9,357     8,341
                                              --------  --------
  Current assets                               259,361   212,838
                                              --------  --------

Available-for-sale investments                  75,097    91,433
Property and equipment, net                     94,069    91,535
Goodwill and intangible assets, net             29,314    30,167
Other non-current assets                        30,269    28,871
                                              --------  --------
  Total assets                                $488,110  $454,844
                                              ========  ========
LIABILITIES
Current liabilities                           $ 20,162  $ 17,193
Stockholders' equity                           467,948   437,651
                                              --------  --------
  Total liabilities and equity                $488,110  $454,844
                                              ========  ========